EXHIBIT 8.1

March 22, 2010

The Frontier Fund

c/o	Equinox Fund Management, LLC,
its Managing Owner

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

Re:	Post-Effective Amendment Number 1 to Form S-1 Registration Statement dated March 22, 2010

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, of a post-effective amendment to Registration Statement on Form S-1 filed with the SEC on the date hereof (the “Registration Statement”), relating to the registration under the Securities Act of 31,117,764 beneficial units of The Frontier Fund, which was formed as a Delaware statutory trust on August 8, 2003 (the “Trust”).

In connection with the filing of the Registration Statement, you have requested our opinions concerning (i) the classification for U.S. Federal income tax purposes of the Trust and the Series of Units issued thereby as a partnership or partnerships; and (ii) the information in the Prospectus included in the Registration Statement under the heading “U.S. FEDERAL INCOME TAX CONSEQUENCES.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement and such other documents as we have considered necessary or desirable for purposes of the opinions expressed herein. For purposes of our opinions, we have not made an independent investigation of the facts set forth in any such document. We have assumed that the information presented therein accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention that would cause us to question the accuracy or completeness of such facts or documents in a material way.

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents have been consummated in accordance with the provisions thereof, and that such documents accurately reflect the material facts of such transactions. In addition, these opinions are based upon the assumption that the Trust will operate in the manner described in its organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with.

Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1. If the Trust is treated as an entity for United States federal income tax purposes, then it will be treated as a partnership for such purposes and if the Series are treated as entities for United States federal income tax purposes, then each Series will be treated as a partnership for such purposes

2. If at least 90% of the gross income of each Series has always constituted, and will continue to constitute “qualifying income” within the meaning of Section 7704(d) of the Code, then (a) if the Trust is treated as an entity for United States federal income tax purposes, it will not be treated as a publicly traded partnership taxable as a corporation for such purposes and (b) if the Series are treated as entities for United States federal income tax purposes, no Series will be treated as a publicly traded partnership taxable as a corporation for such purposes.

2. The information in the Prospectus included in the Registration Statement under the heading “U.S. FEDERAL INCOME TAX CONSEQUENCES,” constitutes a fair and accurate summary, as of the date of the Prospectus, of the United States federal income tax consequences of the acquisition, ownership and disposition of Units in the Trust to an individual who is, for U.S. federal income tax purposes, a citizen or resident of the United States.

Other than as expressly stated above, we express no opinion regarding any matter other than the U.S. federal income tax matters explicitly addressed herein. This opinion shall not be used for any purpose without our written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the caption “U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement.

Sincerely,

/s/ Matthew Stevens
Matthew Stevens
Partner
Alston & Bird